Exhibit 4.5

Execution Version

Dated March 26, 2012

(1)	eHi Auto Services Limited

(2)	Mr. Ruiping Zhang

(3)	The Crawford Group, Inc.

(4)	eHi Auto Services (Hong Kong) Holding Limited

(5)	Shuzhi Information Technology (Shanghai) Co., Ltd.

(6)	eHi Auto Services (Jiangsu) Co., Ltd.

(7)	Shanghai eHi Car Rental Co., Ltd.

(8)	Beijing eHi Car Rental Co., Ltd.

(9)	Jinan eHi Car Rental Co., Ltd.

(10)	Chongqing eHi Car Rental Co., Ltd,

(11)	Hainan eHi Self Drive Car Services Co., Ltd.

(12)	Wuxi eHi Car Rental Co., Ltd.

(13)	Guangzhou Haida Car Rental Co., Ltd.

(14)	Shenyang Shenhai Car Rental Co., Ltd.

(15)	Shenzhen eHi Car Repair Services Co., Ltd.

(16)	Shanghai Smart Brand Auto Driving Services Co., Ltd.

(17)	Beijing Smart Brand Sunshine Labour Services Co., Ltd.

(18)	Chongqing Smart Brand Auto Driving Technique Services Co., Ltd.

SHARE PURCHASE AGREEMENT

For the Issuance of Series D Preferred Shares in

eHi Auto Services Limited

(a company limited by shares incorporated in the Cayman Islands)

i

i

SCHEDULE A	MEMBERS OF THE COMPANY GROUP

SCHEDULE B	SCHEDULE OF INVESTMENT PARTICULARS

ii

TABLE OF CONTENTS

Page

SCHEDULE C-1	CAPITALIZATION TABLE

SCHEDULE C-2	CAPITALIZATION TABLE

SCHEDULE D	COMPANY WARRANTIES

SCHEDULE E	LIST OF KEY EMPLOYEES OF THE COMPANY GROUP

SCHEDULE F	LIST OF CITIES

EXHIBIT 1	FORM OF AMENDED ARTICLES

EXHIBIT 2	FORM OF INDEMNIFICATION AGREEMENT

EXHIBIT 3	RESERVED

EXHIBIT 4	FORM OF AMENDED IRA

EXHIBIT 5	FORM OF SERIES D-1 WARRANT

EXHIBIT 6	FORM OF SERIES D-2 WARRANT

EXHIBIT 7	[RESERVED]

EXHIBIT 8	FORM OF CAYMAN ISLANDS LEGAL OPINION

EXHIBIT 9	FORM OF PRC LEGAL OPINION

EXHIBIT 10	FORM OF GLOBAL AFFILIATION AGREEMENT

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made on March 26, 2012 (the “Effective Date”), by and among:

(1)           eHi Auto Services Limited, a limited liability company organized and existing under the laws of the Cayman Islands with its registered office at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands (the “Company”);

(2)           Mr. Ruiping Zhang, the holder of United States passport number 711188529 (the “Founder”);

(3)           The Crawford Group, Inc., a corporation organized and existing under the laws of the State of Missouri with its principal office at 600 Corporate Park Drive, St. Louis, Missouri 63105, the United States (the “Investor”); and

(4)           each member of the Company Group (as defined below) listed in Schedule A attached hereto.

Each of the parties listed above referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.            The Company Group (as defined below) is currently engaged in the business of providing rental cars and related services in the PRC (the “Business”).

B.            The Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, certain Series D Preferred Shares, par value US$0.001 per share, of the Company pursuant to the terms and subject to the conditions of this Agreement.

C.            The Company desires to issue certain Warrants (as defined below) to the Investor free of charge, pursuant to the terms and subject to the conditions of this Agreement.

D.            The Company Group, the Founder and the Investor desire to enter into this Agreement on the terms and conditions hereof.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Definitions.

The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Amended Articles” means the Fourth Amended and Restated Memorandum of Association and Articles of Association of the Company, substantially in the form attached hereto as Exhibit 1, adopted in accordance with the applicable Law on or before the Closing and which shall be in full force and effect as of the Closing.

“Amended IRA” means the Amended and Restated Investors’ Rights Agreement substantially in the form attached here to as Exhibit 4, to be entered into among the Company, the Shareholders of the Company and other parties thereto.

“Approval” means any approval, license, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Arbitration Notice” has the meaning set forth in Section 8.6(ii) hereof.

“Associated Person” means, in relation to a Person, the following persons (as appropriate): (i) any corporation or organization of which such Person or an Affiliate of such Person is an director, officer, or partner, or is, directly or indirectly, the record or beneficial owner of 10% or more of any class of equity securities, or has the right to appoint any director or senior officer to the board of directors or management, (ii) any corporation or organization which is a director, officer or partner of such Person or an Affiliate of such Person, or is directly or indirectly, the record or beneficial owner of 10% or more of any class of equity securities of such Person or an Affiliate of such Person, or has the right to appoint any director or senior officer to the board of directors or management of such Person or an Affiliate of such Person, (iii) any corporation or organization which directly or indirectly, is Controlled by, or under Common Control with, or Controls, any Associated Person of such Person, and (iv) any Affiliates of a corporation or organization specified in clauses (i), (ii) and (iii) above.

“Auditing Firm” means each of Deloitte Touche Tohmatsu, Ernst & Young LLP, KPMG LLP, Pricewaterhouse Coopers LLP and their respective Affiliates.

“Beijing eHi” means Beijing eHi Car Rental Co., Ltd.

“Board” or “Board of Directors” means the board of directors of the Company.

“Bonds” means the redeemable convertible bonds of the Company issued pursuant to the Convertible Bonds Subscription Agreement.

“Budgets” has the meaning set forth in Section 5(13) hereof.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the PRC, the Cayman Islands, U.S. or Hong Kong.

“CB Holder” means any holder of the Bonds.

“Chongqing eHi” means Chongqing eHi Car Rental Co., Ltd.

“Circular 75” has the meaning set forth in Section 16(iv) of Schedule D.

“Claimant” has the meaning set forth in Section 8.3(vii) hereof.

“Closing” has the meaning set forth in Section 2.3 hereof.

“Closing Date” has the meaning set forth in Section 2.3 hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares of the Company, par value US$0.001 per share, the rights and privileges of which are specified in the Amended Articles and the Amended IRA.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company Group” means the Company and the PRC Entities, together with each Subsidiary and each operational branch of the aforementioned entities, and each Person (other than a natural person) that is, directly or indirectly, Controlled by any of the foregoing, including but not limited to each joint venture in which any of the foregoing holds more than 50% of the voting power. The particulars of the members of the Company Group as at the date of this Agreement are set forth in Schedule A attached hereto.

“Company Security Holder” or “Company Security Holders” has the meaning in Section 16(iv) of Schedule D hereof.

“Company Warranties” has the meaning set forth in Section 3.1 hereof.

“Confidential Information” has the meaning set forth in Section 7.1(i) hereof.

“Consideration” has the meaning set forth in Section 2.2(a) hereof.

“Contract” means, as to any Person, any provision of any security issued by such Person or any oral or written contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management, policies or activities of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” means Common Shares issuable upon conversion of the Series D Preferred Shares.

“Convertible Bonds Subscription Agreement” means that certain Convertible Bonds Subscription Agreement dated June 10, 2011 by and among the Company, the CB Holders and other parties thereto.

“Convertible Securities” means, with respect to any specified Person, any equity securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.

“Disclosing Party” has the meaning set forth in Section 7.1(iv) hereof.

“Disclosure Schedule” has the meaning set forth in Section 2.4(viii) hereof.

“Dispute” has the meaning set forth in Section 8.6(i) hereof.

“Domestic Resident” has the meaning set forth in Circular 75 and/or other Law related to Circular 75.

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“Environmental Law” means any and all applicable PRC or non-PRC Law, authorization by any Governmental Authority, or any other requirement of any Governmental Authority relating to (i) environmental matters, (ii) the generation, use, storage, transportation or disposal of Hazardous Substances, (iii) the construction of hydroelectric power stations; (iv) the generation and provision of hydroelectric power, or (v) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any member of the Company Group.

“ESOP” means the 2010 Performance Incentive Plan of the Company.

“Existing Enterprise Outbound Referral Agreement” means the outbound referral agreement between an affiliate of Crawford and China Auto Rental Holdings Inc.

“Financial Statements” has the meaning set forth in Section 11 of Schedule D hereof.

“Financing Terms” has the meaning set forth in Section 7.1(i) hereof.

“First Claim” has the meaning set forth in Section 8.3(viii) hereof.

“Foreign Exchange Authorization” or “Foreign Exchange Authorizations” has the meaning set forth in Section 16(iv) of Schedule D hereof.

“Founder” has the meaning set forth in the Preamble of this Agreement.

“Fully-Diluted Basis” means that all options, warrants or other rights of any kind (whether vested or unvested) to acquire Common Shares and all securities convertible or exchangeable into Common Shares (or into options, warrants or other rights of any kind to acquire Common Shares) outstanding at that time shall be deemed to have been fully exercised, converted or exchanged, as the case may be, and the Common Shares issuable as a result thereof shall be deemed to have been fully issued and to form part of the holdings of the Person(s) entitled to receive such Common Shares.

“Global Affiliation Agreement” means an agreement between the Company and Enterprise Holdings (China) LLC in the form attached hereto as Exhibit 10

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“GS” means GS Car Rental HK Limited and GS Car Rental HK Parallel Limited.

“Hainan eHi” means Hainan eHi Self Drive Car Services Co., Ltd.

“Hazardous Substances” means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore, and asbestos or asbestos-containing materials.

“HKIAC” has the meaning set forth in Section 8.6(iii) hereof.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnifiable Loss” means, with respect to any Person, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, other than in any event consequential, incidental, special and punitive damages. Notwithstanding anything to the contrary provided in the preceding sentence, Indemnifiable Loss shall include, but shall not be limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person and (ii) any Taxes that may be payable by such Person by reason of the indemnification of any Indemnifiable Loss hereunder, other than Taxes that would have been payable notwithstanding the event giving rise to indemnification.

“Indemnification Agreement” means a director indemnification agreement executed by the Company and the director(s) appointed by the Investor, substantially in the form attached hereto as Exhibit 2.

“Indemnified Party” has the meaning set forth in Section 8.3(iv) hereof.

“Indemnifying Party” has the meaning set forth in Section 8.3(iv) hereof.

“Initial Claim” has the meaning set forth in Section 8.3(vii) hereof.

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, and (viii) the goodwill of the Business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Investor” has the meaning set forth in the Preamble of this Agreement.

“Investor Directors” means the Series A Directors, the Series B Directors, the Series C Directors and the Series D Director.

“Key Employees” means each of the individuals set forth in Part A of Schedule E attached hereto.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, published official policy or published official interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Liabilities” means, with respect to any Person, all liabilities owing by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

“Macau” means the Macau Special Administrative Region of the People’s Republic of China.

“Material Adverse Effect” means with respect to any Person, any (i) event, occurrence, fact, condition, change or development that has had a material adverse effect on the operations, results of operations, financial condition, assets or liabilities of such Person; provided however, that, for purposes of clause (i), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, changes or developments arising out of, relating to, or resulting from (a) changes in general economic or political conditions of global, regional or foreign economies or political systems, securities, credit or financial markets in which such Person operates, (b) changes generally affecting the industry in which such Person operates, (c) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, or (d) hostilities, acts of sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of sabotage or terrorism or military actions; provided, further, however that any event, occurrence, fact, condition, change or development referred to in clause (a), (b), (c) or (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, change or development has a materially disproportionate impact on the Person in question compared to other participants in the industries in which such Person conducts its business; (ii) material adverse effect on such Person’s ability to perform any material obligations of such Person hereunder or under any other Transaction Document, as applicable; or (iii) material adverse effect on any material rights such Person may have hereunder or under any Transaction Document; provided that, without limiting the generality of this definition, any adverse effect resulting in any loss, directly or indirectly, of at least US$1,500,000 or its equivalent, to the members of the Company Group (taken as a whole) shall be deemed to constitute a Material Adverse Effect with respect to each member of the Company Group. Notwithstanding anything to the contrary contained herein, any reference to a “Material Adverse Effect” with respect to any member of the Company Group shall be a reference to a Material Adverse Effect on the Company Group, taken as a whole.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 15(i) of Schedule D hereof.

“No Negotiation Period” has the meaning set forth in Section 8.21 hereof.

“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

“Permits” has the meaning set forth in Section 19(ii) of Schedule D hereof.

“Permitted Liens” means (i) Liens for taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (x) do not in the aggregate materially detract from the value of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, Macau and the islands of Taiwan.

“PRC Companies” means Shanghai eHi, Beijing eHi, Jinan eHi Car Rental Co., Ltd., Chongqing eHi, Hainan eHi, Wuxi eHi Car Rental Co., Ltd., Guangzhou Haida Car Rental Co. Ltd., Shenyang Shenhai Car Rental Co., Ltd., Shenzhen eHi Car Repair Services Co., Ltd., Shanghai Smart Brand Auto Driving Services Co., Ltd., Beijing Smart Brand Sunshine Labour Services Co., Ltd., and Chongqing Smart Brand Auto Driving Technique Services Co., Ltd.

“PRC Entities” means the WFOEs together with the PRC Companies.

“PRC GAAP” means generally accepted accounting principles and practices in effect from time to time in the PRC applied consistently throughout the periods involved.

“Preferred Shares” means collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares, and each a “Preferred Share”.

“Principal Tribunal” has the meaning set forth in Section 8.6(vii)(a).

“Public Official” means any employee of a Governmental Authority, member of a political party, political candidate, officer of a public international organization, or officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

“Purchase Shares” has the meaning set forth in Section 2.2(a) hereof.

“Purchased Securities” has the meaning set forth in Section 4.3 hereof.

“Qualified IPO” means a fully underwritten public offering by the Company of its Common Shares (or securities representing its Common Shares) or (with the consent of at least one Series A Director, of at least one Series B Director, of at least one Series C Director and the Series D Director) by any other member of the Company Group of such member’s shares pursuant to a registration statement that is filed with and declared effective by the Governmental Authority in accordance with relevant securities Laws of any jurisdiction and listed on the main board of the Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ, a stock exchange in the PRC or another internationally recognized stock exchange accepted by GS, the Requisite Bondholders (as defined in the Convertible Bonds Subscription Agreement) and the Investor (so long as no Crawford Default (as defined in the Amended IRA) has occurred and Crawford continues to hold at least 5% of the outstanding share capital of the Company on a Fully -Diluted Basis), in any case with the gross offering proceeds going to the Company of at least US$60,000,000 and with a market capitalization of the Company no less than US$360,000,000, which shall be calculated based on the offering price in such public offering and the total number of the Company’s shares outstanding immediately after such public offering on a Fully-Diluted Basis, provided that the foregoing thresholds of gross offering proceeds and market capitalization may be adjusted by the Board of Directors (including the affirmative vote of a majority of the Investor Directors).

“Real Property” has the meaning set forth in Section 24(i) of Schedule D hereof.

“Regulation S” has the meaning set forth in Section 30 of Schedule D hereof.

“Related Party” has the meaning set forth in Section 22 of Schedule D hereof.

“Relative” means, in relation to a Person, the spouse, parents, siblings and children of such Person and their respective spouses and children (as appropriate).

“Relevant Diminution” has the meaning set forth in Section 8.3(ix) hereof.

“Representative” has the meaning set forth in Section 17(i) of Schedule D hereof.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” has the meaning set forth in Section 16(iv) of Schedule D hereof.

“SAIC” means the State Administration for Industry and Commerce of the PRC and/or its regional and local counterparts.

“SEC” has the meaning set forth in Section 4.8 hereof.

“Second Claim” has the meaning set forth in Section 8.3(viii) hereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Director” has the meaning set forth in the Amended IRA.

“Series A Preferred Shares” means the Series A redeemable convertible preferred shares, par value of US$0.001 per share, issued by the Company pursuant to that certain Preferred Shares Purchase Agreement dated as of May 23, 2008 by and among the Company, the

Founder, the PRC Entities and other parties thereto, the rights, privileges and preferences of which are specified in the Amended Articles and the Amended IRA.

“Series B Director” has the meaning set forth in the Amended IRA.

“Series B Preferred Shares” means the Series B redeemable convertible preferred shares, par value of US$0.001 per share, issued by the Company pursuant to that certain Share Purchase Agreement dated as of July 8, 2009 by and among the Company, the Founder, the PRC Entities and other parties thereto, as amended, or on exercise of any of the Series B Preferred Warrants, the rights, privileges and preferences of which are specified in the Amended Articles and the Amended IRA.

“Series C Director” has the meaning set forth in the Amended IRA.

“Series C Preferred Shares” means the Series C redeemable convertible preferred shares, par value of US$0.001 per share, issued by the Company pursuant to that certain Share Purchase Agreement dated as of August 26, 2010 by and among the Company, the Founder, the PRC Entities and other parties thereto, the rights, privileges and preferences of which are specified in the Amended Articles and the Amended IRA.

“Series D Claim” has the meaning set forth in Section 8.3(vii) hereof.

“Series D Claimant” has the meaning set forth in Section 8.3(viii) hereof.

“Series D Director” has the meaning set forth in the Amended IRA.

“Series D Preferred Shares” means the Series D redeemable convertible preferred shares, par value of US$0.001 per share, to be issued by the Company pursuant to this Agreement, the rights, privileges and preferences of which are specified in the Amended Articles and the Amended IRA.

“Series D-1 Warrant” means the warrant to be issued by the Company to the Investor, in substantially the form attached hereto as Exhibit 5, to subscribe for and purchase from the Company up to 1,500,000 Common Shares at a per share purchase price of US$5.70 (subject to any adjustment resulting from the reclassification, split, subdivision or combination of the Common Shares).

“Series D-2 Warrant” means the warrant to be issued by the Company to the Investor, in substantially the form attached hereto as Exhibit 6, to subscribe for and purchase from the Company up to 1,500,000 Common Shares at a per share purchase price of US$6.00 (subject to any adjustment resulting from the reclassification, split, subdivision or combination of the Common Shares).

“Shanghai eHi” means Shanghai eHi Car Rental Co., Ltd.

“Shareholder” means any holder of a share in the share capital of the Company.

“Social Insurance” has the meaning set forth in Section 26(ii) of Schedule D hereof.

“Statement Date” has the meaning set forth in Section 12 of Schedule D hereof.

“Subsidiary” means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital.

“Tax” or “Taxes” means all applicable forms of taxation, duties, levies imposts and social security charges, whether direct or indirect including without limitation corporate income tax, wage withholding tax, national social security contributions and employee social security contributions, value added tax, business tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, dividend distribution tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional or local law or regulation and which may be due directly or by virtue of joint and several liability in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating to them, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction.

“Tax Return” means report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Term Sheet” means that certain February 20, 2012 Indicative Summary of Terms for Proposed Private Placement of Series D Redeemable Convertible Preferred Stock.

“Transaction Documents” means this Agreement, the Amended Articles, the Amended IRA, the Series D-1 Warrant, the Series D-2 Warrant, the Indemnification Agreement, and each of the other agreements to be entered into pursuant to this Agreement.

“Transaction Proposal” has the meaning set forth in Section 8.21 hereof.

“U.S. Economic Sanctions” has the meaning set forth in Section 7.2(ii) hereof.

“US GAAP” means generally accepted accounting principles and practices in effect from time to time in the United States of America.

“Warrantors” has the meaning set forth in Section 3.1 hereof.

“Warrants” means the Series D-1 Warrant and the Series D-2 Warrant.

“WFOEs” means Shuzhi Information Technology (Shanghai) Co., Ltd. and eHi Auto Services (Jiangsu) Co., Ltd.

2.             Authorization, Sale and Purchase of Series D Preferred Shares and Warrants

2.1          Authorization of Common Shares and Series D Preferred Shares. As of the Closing, the Company shall have authorized the issuance, pursuant to the terms and subject to the conditions of this Agreement of, (i) up to 10,000,000 Series D Preferred Shares, each having the rights, preferences, privileges and restrictions as set forth in the Amended Articles and the Amended IRA, (ii) the Warrants, and (iii) up to 3,000,000 Common Shares issuable upon exercise of the Warrants.

2.2          Agreement to Purchase and Sell

(a)           Subject to the terms and conditions hereof, at the Closing, the Company agrees to issue and sell to the Investor, and the Investor hereby agrees to subscribe for and purchase from the Company, that number of Series D Preferred Shares set out opposite the Investor’s name in the second column of Schedule B (the “Purchase Shares”), amounting to the aggregate purchase price amount set out opposite the Investor’s name in the third column of Schedule B. The aggregate consideration for the subscription for and purchase of the Series D Preferred Shares pursuant to this Section 2.2(a) shall be equal to US$47,500,000 (the “Consideration”).

(b)           Subject to the terms and conditions hereof, at the Closing, the Company agrees to issue to the Investor, free of charge, the Series D-1 Warrant and the Series D-2 Warrant.

(c)           At the Closing, the Parties will issue a press release in a form mutually agreeable to the Parties.

2.3          Closing

The consummation of the purchase and sale of the Purchase Shares shall be conducted by remote exchange of signed copies of relevant documents, on a date no later than five (5) Business Days after the fulfillment or waiver of the conditions to the Closing as set forth in Section 5, or at such other place and time as the Company and the Investor may mutually agree upon (the “Closing”, and the date of the Closing, the “Closing Date”).

2.4          Closing Deliverables

(a)           At the Closing, the Company shall deliver or cause to be delivered the following items to the Investor, against payment by the Investor of its Consideration as set forth in Schedule B:

(i)            a duly issued share certificate representing the Purchase Shares purchased by the Investor pursuant to Section 2.2(a);

(ii)           a compliance certificate dated as of the Closing Date signed by a duly authorized representative of each member of the Company Group and by the Founder certifying that all the conditions specified in Section 5 have been fulfilled and stating that there shall have been no Material Adverse Effect since the Statement Date;

(iii)          counterparts of each Transaction Document to which any Warrantor is a party, duly executed by such Warrantor;

(iv)          copies of the directors’ resolutions and/or shareholders’ resolutions of the Company and other members of the Company Group, where appropriate, approving, among other things, (A) the issuance and sale of the Purchase Shares to the Investor, (B) the issue of new share certificates in respect of the Purchase Shares to the Investor, and (C) the execution of the Transaction Documents to which such member of the Company Group is a party;

(v)           the Amended Articles in the form attached hereto as Exhibit 1 which shall have been duly adopted by all necessary actions of the Board of Directors and/or the Shareholders of the Company and shall have become and remain effective under the Laws of the Cayman Islands;

(vi)          copies of the register of members and register of directors of the Company as of the Closing Date certified by a director of the Company as true copies updated to show the Investor as the holder of the number of Purchase Shares to be purchased at Closing;

(vii)         each of the legal opinions issued by the Cayman Islands legal counsel and the PRC legal counsel of the Company, dated as of the Closing Date, substantially in the form and substance attached hereto as Exhibit 8 and Exhibit 9; and

(viii)        a copy of the Warrantors’ Disclosure Schedule (the “Disclosure Schedule”).

(b)           At the Closing, the Investor shall:

(i)            pay to an account, specified by the Company to the Investor at least five (5) Business Days prior to the Closing Date, by wire transfer in immediately available US$ funds the aggregate purchase price amount set forth opposite its name in the third column of Schedule B hereto; and

(ii)           deliver or cause to be delivered executed counterparts of each Transaction Document to which the Investor is a party.

3.             Representations and Warranties of the Warrantors.

3.1          Subject to such exceptions as may be specifically set forth in the Disclosure Schedule, each member of the Company Group and the Founder (together, the “Warrantors” and each a “Warrantor”), jointly and severally, represents and warrants to the Investor that each of the Company warranties (the “Company Warranties”) as set out in Schedule D is true, accurate, complete, and not misleading as of the date of this Agreement and each of the Company Warranties will continue to be true, accurate, complete and not misleading as of the Closing Date as if repeated on the Closing Date by reference to the facts and circumstances subsisting at that date and on the basis that any reference in the Company Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Closing Date.

3.2          Each of the Company Warranties shall be construed as a separate and independent Company Warranty and, except where expressly provided to the contrary, shall not be limited or restricted by reference to or inference from the terms of any other Company Warranty or any other terms of this Agreement.

3.3          The Warrantors shall procure that no act shall be performed or omission allowed, either by themselves or by any member of the Company Group in such interval which would result in any of the Company Warranties being breached or misleading at any time up to and including the Closing Date.

3.4          The Warrantors accept that the Investor is entering into this Agreement in reliance upon representations in the terms of the Company Warranties made by the Warrantors with the intention of inducing the Investor to enter into this Agreement and that accordingly the Investor has been induced to enter into this Agreement and each of the Company Warranties.

3.5          The Warrantors undertake to disclose in writing to the Investor anything which is or may constitute a breach of or be inconsistent with any of the Company Warranties immediately after it comes to the notice of any of them both before and at the time of Closing.

4.             Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company, severally and not jointly, that:

4.1          Status. The Investor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. The Investor is the parent of Enterprise Holdings, Inc., a corporation organized and existing under the laws of Missouri and the corporate parent of certain subsidiaries that operate vehicle rental businesses under the brands of “Enterprise”, “National” and “Alamo”.

4.2          Authorization. The Investor has full power and authority to enter into this Agreement and each of the Transaction Documents to which it is a party, and this Agreement and each of the Transaction Documents to which it is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Amended IRA may be limited by applicable securities Laws.

4.3          Purchase for Own Account. The Purchase Shares, the Warrants purchased hereunder, the Conversion Shares and the Common Shares issuable upon exercise of the Warrants (collectively, the “Purchased Securities”) to be received by the Investor, if any, will be acquired for investment purposes for the Investor’s own account or the account of one or more of the Investor’s Affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it does not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Purchased Securities, and has not solicited any Person for such purpose.

4.4          Business Relationship. Except for the Existing Enterprise Outbound Referral Agreement, none of the Investor and its Affiliates has any Contract or business arrangement with any vehicle rental or driving service provider related to operations in the PRC, Hong Kong or Macau which is effective at the date hereof or will become effective after the date hereof.

4.5          Restricted Securities. The Investor understands that the Purchased Securities are characterized as “restricted securities” under U.S. federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor understands that the Purchased Securities have not been qualified or registered under the Laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities Laws.

4.6          Disclosure of Information. The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchased Securities. The Investor and its advisors have been afforded the opportunity to ask questions of and receive answers from representatives of the Company regarding the terms and conditions of the offering of the Purchased Securities and relating to the business, finances and operations of the members of the Company Group. Notwithstanding the foregoing, each Party acknowledges and agrees that the foregoing shall not in any way limit, reduce or affect the representations and warranties provided by the Warrantors in this Agreement or the right of the Investor to rely thereon.

4.7          Investment Experience. The Investor acknowledges that it is investing in securities of companies in the development stage and that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Securities.

4.8          Status of Investor.

(a)   The Investor is (i) purchasing the Purchase Shares outside the United States in compliance with Regulation S under the Securities Act, or (ii) is an “accredited investor” within the meaning of the Securities and Exchange Commission (the “SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act.

(b)   Neither the Investor nor any of its officers, directors, employees, agents, stockholders, partners or Affiliates has been directly or indirectly solicited through any general solicitation (including any registration statement or the prospectus contained therein) and did not become interested in the transaction contemplated in this Agreement by means of a registration statement or the prospectus contained therein.

(c)   The Investor had a pre-existing relationship with the Company prior to the commencement of any discussion in connection with the transaction contemplated in this Agreement.

4.9          Legends. The Investor understands that the certificates evidencing the Purchased Securities issued pursuant to this Agreement may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”

4.10        The Investor accepts that the other Parties hereto are entering into this Agreement in reliance upon representations made by the Investor with the intention of inducing the other Parties to enter into this Agreement and that accordingly the other Parties have been induced to enter into this Agreement.

4.11        The Investor undertakes to disclose to the Company anything which is or is reasonably likely to constitute a breach of or be inconsistent with any of the representations and warranties made by the Investor as soon as practicable after it comes to the notice of the Investor both before and at the time of Closing.

5.             Conditions of the Investor’s Obligations at the Closing.

The obligation of the Investor to purchase the Purchase Shares at the Closing is subject to the fulfillment of each of the following conditions (any or all of which may be waived by the Investor) at or prior to the Closing:

(1)           Representations and Warranties. The representations and warranties made by each Warrantor in Section 3 and Schedule D shall be true, correct, accurate, complete and not misleading when made, and shall be true, correct, accurate, complete and not misleading as of the Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

(2)           Performance. Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing and shall have obtained and delivered to the Investors all applicable government, regulatory or other approvals, consents, waivers and qualifications necessary to complete the transactions contemplated hereby.

(3)           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby on the Closing and all documents and instruments incidental to such transactions shall be reasonably satisfactory in substance and form to the Investor, and the Investor shall have received all copies of such documents as it may reasonably request.

(4)           Authorization. Each member of the Company Group and the Founder shall have obtained any and all Approvals necessary for consummation of the transactions contemplated by this Agreement on or prior to the Closing that are required to be obtained on or prior to the Closing, including, but not limited to, the waiver by the existing Shareholders of the

Company of any anti-dilution rights, rights of first refusal, pre-emptive rights, put or call rights and all similar rights triggered, if any, in connection with the issuance and sale of the Purchase Shares and the Warrants, if required.

(5)           Compliance Certificate At the Closing, each Warrantor shall have delivered to the Investor a certificate, dated the Closing Date, certifying that the conditions specified in this Section 5 have been fulfilled and stating that there shall have been no Material Adverse Effect since the Statement Date.

(6)           Constitutional Documents. The Amended Articles shall have been duly adopted by the Company by all necessary corporate actions of its Board and its Shareholders and shall have become and remain effective under the Laws of the Cayman Islands.

(7)           Execution of Other Transaction Documents. The Company shall have delivered to the Investor a copy of each of the following documents which shall have been duly executed by the parties thereto (other than the Investor in its capacity as such):

(a)           the Amended IRA;

(b)           the Indemnification Agreement;

(c)           the Global Affiliation Agreement;

(d)           the Series D-1 Warrant; and

(e)           the Series D-2 Warrant.

(8)           Board of Directors. The Company shall have taken all necessary corporate actions such that immediately following the Closing, the Board shall have ten (10) members, composed of the following individuals: Ruiping ZHANG, Qian MIAO, Hans TUNG, John ZAGULA, Yan HUANG, Zishuo WU, Yang LI (Samuel LI), Ming Yunn Stephanie HUI, Bin ZHU and Greg STUBBLEFIELD.

(9)           Register of Members. The Investors shall have received a copy of the Company’’s register of members, certified by a director of the Company as true and complete as of the Closing Date, updated to show the Investor as the holder of the number of the Purchase Shares to be purchased at the Closing.

(10)         No Material Adverse Change. There shall not, since the Statement Date, have been any material adverse change to the condition (financial or otherwise) results of operations, assets, regulatory status, business and prospects of the Company Group or the financial markets or economic conditions in general that has had a Material Adverse Effect on the Company Group, taken as a whole.

(11)         Legal Opinions. The Investor shall have received legal opinions from each of the Cayman Islands legal counsel and PRC legal counsel of the Company Group, addressed to the Investor, dated as of the Closing Date and substantially in form and substance attached hereto as Exhibit 8 and Exhibit 9, respectively.

(12)         Audited Financials. The Investor shall have received the audited consolidated balance sheet, income statement and cash flow statements of the Company for the three fiscal years ended 2009, 2010, and 2011, prepared in accordance with US GAAP by an Auditing Firm and accompanied by a clean, unqualified opinion of such firm. Such balance sheet, income statement and annual cash flow statement shall not deviate from the draft financial statements received by the Investor before the date of this Agreement, unless such deviation does not constitute a Material Adverse Effect on the Company Group.

(13)         Annual and Quarterly Budgets. The Investor shall have received the Company Group’s current business plan and the Company’s annual and quarterly budgets for the fiscal years ending December 31, 2012 and 2013 (the “Budgets”).

(14)         Good Standing. The Investor shall have received a certificate of good standing issued by the appropriate authority of the Cayman Islands in customary form and substance satisfactory to the Investor, dated no earlier than ten days prior to the Closing.

6.             Conditions of the Company’s Obligations at the Closing.

The obligations of the Company to consummate the sale of the Purchase Shares and the issuance of the Warrants to the Investor at the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the conditions that (i) the representations and warranties of the Investor contained in Section 4 shall be true and complete and not misleading when made, and shall be true and complete and not misleading on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, (ii) the Investor shall have paid the purchase price for the Purchase Shares in accordance with Section 2.2 hereof, (iii) the Investor shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing, and (iv) with respect to any Transaction Document the Investor is a party, the Investor shall have delivered to each of the other parties to such Transaction Document an original copy thereof duly executed by the Investor.

7.             Covenants; Other Agreements.

7.1          Confidentiality.

(i)            Disclosure of Terms. Each Party acknowledges that the terms and conditions (collectively, the “Financing Terms”) of this Agreement and the other Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby (including without limitation the Term Sheet), and all exhibits, schedules and amendments hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below.

(ii)           Press Releases. The Founder and each member of the Company Group shall not make any announcement disclosing the Investor’s investment in the Company hereunder, any of the Financing Terms or the name of the Investor (or any part or any derivations thereof) in a press release, public announcement, conference, professional or trade publication, mass marketing materials or other public disclosure without obtaining in each instance the prior written consent of the Investor. The Investor may request to review and edit such portion of any announcements in the foregoing sentence as discusses or otherwise refers to the Investor, such as the name and description of the Investor. The Investor shall not make any announcement disclosing its investment in the Company hereunder, any of the Financing Terms or the name of any member of the Company Group or the Founder (or any part or any derivations thereof) in a press release, public announcement, conference, professional or trade publication, mass marketing materials or other public disclosure without obtaining in each instance the prior written consent of the Company. The Company may request to review and edit such portion of any announcements in the foregoing sentence as discusses or otherwise refers to the Company, such as the name and description of any member of the Company Group or the Founder.

(iii)          Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary, and subject to applicable Laws:

(a)           the Company may disclose (a) the Confidential Information to its current or bona fide prospective investors, Affiliates and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such Persons are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7.1, (b) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate the Company’s operations, in each case as the Company deems appropriate in good faith after consultation with the Investor, (c) the Confidential Information in its filings with the SEC or the prospectuses to the public in connection with the public offering of any shares of the Company or any other member of the Company Group, provided that the Investor shall have the right to review and comment on such information for a reasonable period of time (but in any event no more than three (3) business days) prior to its inclusion in such filings, and (d) the Confidential Information to any Person to which disclosure is approved in writing by the Company and the Investor. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 7.1(iv) below.

(b)           the Investor shall have the right to disclose:

(1)           any Confidential Information to any of the Investor’s Affiliates or Representatives; provided, however, that any such Person shall be advised of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7.1;

(2)           any information as required by Law, Government Authorities, legal process and/or exchanges, subject to the provision in Section 7.1(iv) below; and/or

(3)           any information contained in press releases or public announcements of the Company pursuant to Section 7.1(ii) above.

(iv)          Legally Compelled Disclosure. Except as set forth in Section 7.1(iii) above, in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws of any jurisdiction) to disclose any Confidential Information, such Party (the “Disclosing Party”) shall to the extent permitted by law provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure. At the request of the other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

(v)           Tax Reasons. Notwithstanding anything herein to the contrary, if and to the extent required by any relevant Governmental Authority, the Investor may disclose to such Governmental Authority the Tax treatment and Tax structure of the transactions described herein and all materials of any kind (including Tax opinions or other Tax analyses) that are provided to Investor relating to such Tax treatment or Tax structure. For purposes of this paragraph, “Tax structure” is limited to any facts relevant to the U.S. federal or state income tax treatment of the transactions described herein.

(vi)          Other Exceptions. Notwithstanding any other provision of this Section 7.1, the confidentiality obligations of the Parties under this Section 7.1 shall not apply to: (a) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; (c) information which was in the public domain or otherwise known to the restricted party before it is furnished to it by another party hereto or, after it is furnished to that restricted party, enters the public domain without breach by that restricted party of this Section 7.1; (d) information disclosed by any director or observer of the Company to its appointer or any of its Affiliates or to any Person to whom disclosure would be permitted in accordance with the foregoing provisions of this Section 7.1 or (e) information which a restricted party develops independently without reference to the Confidential Information.

(vii)         Other Information. The provisions of this Section 7.1 shall terminate and supersede the provisions of any separate nondisclosure agreement previously executed by the parties hereto with respect to the transactions contemplated hereby, including without limitation the Term Sheet.

(viii)        Notices. All notices required under this Section 7.1 shall be made pursuant to Section 8.7 of this Agreement.

7.2          Use of Proceeds.

(i)            Affirmative Covenant. The Company shall use the proceeds of the sale of the Purchase Shares pursuant to this Agreement to increase its fleet size, fund capital expenditures and potential acquisitions or for other general corporate purposes, subject to any required approval by the Board and Shareholders in accordance with the Amended Articles and the Amended IRA.

(ii)           Negative Covenant. The Company will not take any action with respect to the use of the proceeds of the issue of the Purchase Shares that would result in a violation by any person investing or participating in the issue of the Purchase Shares of any regulation or statute administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”), including, without limitation, using the proceeds of the issue of the Purchase Shares to fund, directly or indirectly, any business activities with, or for the benefit of, a government, national, resident or legal entity of Cuba, Sudan, Iran, or any other country with respect to which U.S. persons, as defined in U.S. Economic Sanctions, are prohibited from doing business.

7.3          Compliance with Laws. Each member of the Company Group shall, and the Founder shall cause each member of the Company Group to, use their respective commercially reasonable efforts to comply in all material respects with all applicable Laws, including but not limited to applicable PRC rules and regulations relating to the Business, Intellectual Property, taxation, employment and social welfare and benefits.

Without prejudicing the generality of the foregoing paragraph, after the Closing and upon the written request of the Investor, the relevant member of the Company Group shall, and the Founder shall cause such member to, use commercially reasonable efforts to rectify any non-compliance with applicable Laws.

7.4          Compliance with Laws Regarding Anti-Bribery, Anti-Corruption, Anti- Money Laundering and Sanctions.

(i)            Each member of the Company Group shall comply with all anti-bribery, anti-corruption and anti-money laundering Laws as referred to in Section 17 of Schedule D.

(ii)           Each member of the Company Group and its Representatives shall:

(1)           remain in compliance with all applicable anti-bribery or anti-corruption Laws, including those prohibiting the bribery of Public Officials;

(2)           shall not unlawfully authorize, offer, be a party to, make any payments or provide anything of value directly or indirectly to any Public Officials; and

(3)           shall not use, commit to have the intention of using the payments received, or to be received, by them from the Investor for any purpose that could constitute a violation of any applicable Laws.

(iii)          Each member of the Company Group and its Representatives shall comply with all applicable anti-money-laundering Laws and each member of the Company Group has or shall establish and maintain an anti-money-laundering program in accordance with all applicable Laws.

(iv)          Each member of the Company Group shall promptly notify the Investor if any Representatives are Public Officials.

(v)           Each member of the Company Group shall promptly notify the Investor if any member of the Company Group conducts or agrees to or intends to conduct any business, or enter into or agree to enter into any transaction with a Person, in Iran, Myanmar, Sudan or Cuba.

7.5          Covenants on Validity of Approvals. Each member of the Company Group shall, and the Founder shall cause each member of the Company Group to, use their respective commercially reasonable efforts to maintain at all times the validity of, and comply with all legal and regulatory requirements with respect to, the material Approvals that it has obtained and shall be obtained after the Closing for the conduct of its Business.

7.6          Compliance with SAFE Rules and Regulations. As soon as practicable after the Closing Date, each Company Security Holder who is a Domestic Resident or has Domestic Resident(s) as its beneficial owner shall register, or shall successfully cause such beneficial owner to register, if such Company Security Holder or beneficial owner has not already registered, with the relevant local SAFE in connection with such Company Security Holder’s participation in the investment and operations of the Company Group and the consummation of the transactions as contemplated by this Agreement, where applicable, in compliance with the registration and any other requirements of the SAFE Rules and Regulations, and shall thereafter apply for and complete all necessary filings or registrations (including filing the amendments to the previous registrations) as required by the SAFE Rules and Regulations, including the filing with respect to the consummation of the transactions as contemplated by this Agreement. Each member of the Company Group shall take all requisite action to urge and cause each Company Security Holder to comply with the foregoing provision. None of the members of the Company Group shall conduct any foreign exchange activity if such activity violates any SAFE Rules and Regulations.

7.7          Standstill. Without limiting the applicability of any other provisions of the Transaction Documents, the Investor undertakes that it shall not transfer, sell, assign, pledge, hypothecate, or otherwise encumber or dispose of any shares of the Company that it holds within one year after the Closing Date except for the sale of any such shares to the Company or any holder of Preferred Shares that complies with all applicable provisions in the Amended IRA and Amended Articles. Without the approval of the Board of Directors, the Investor shall not, within one (1) year after the Closing Date, purchase or offer to purchase any shares of the Company (except upon the exercise of (x) the Warrants or (y) its right of first refusal in accordance with Section 3.7 of the Amended IRA) that would result in the Investor holding 20% or more of the Company’s total shares then issued and outstanding.

7.8          Closing. Each Party shall work expeditiously with each other in good faith towards the Closing and will not, directly or indirectly, do any act or thing which is intended or might reasonably be expected to prevent or delay Closing.

7.9          Covenants Prior to a Qualified IPO. Before the proposed date of a Qualified IPO, the Company shall, or shall procure a member of the Company Group to, do any act which is reasonable and necessary to satisfy the requirements of any stock exchange or regulatory body for the purpose of achieving a Qualified IPO.

7.10        Lease. The Company shall comply, and as applicable shall procure each member of the Company Group to comply, with all the applicable laws and regulations relating to leasing properties and to rectify all existing title defects with respect to all the properties leased by the Company Group, except where such failure to do so would not have a Material Adverse Effect on the Company Group.

7.11        Intellectual Property Rights. The Company shall, and shall procure that the relevant member(s) of the Company Group, register, or apply for the registration of, all previously unregistered but registrable intellectual property rights related to the business of the Company Group, including but not limited to any trademarks, service marks, copyrights and domain names.

7.12        Licensing. The Company shall, and shall procure the relevant PRC Entity and third party service providers which the Company Group has engaged to provide car rental services to customers in a city where the Company has not obtained a valid operational permit, to, obtain, within three months after the Closing Date, all of the applicable licenses, authorizations, approvals, permits, registrations, and certificates for each member of the Company Group, their respective drivers, vehicles and staff (including but not limited to car licenses) necessary for conducting their respective business and operations but not previously obtained; provided, however, that with respect to cities as listed in Schedule F in which such licenses, authorizations, approvals, permits, registrations and certificates have not been obtained, the Company shall, and shall procure the relevant PRC Entity to, obtain such licenses, authorizations, approvals, permits, registrations and certificates as soon as reasonably practicable following the Closing Date. Where the Company Group appoints a third party to provide car rental services and/or driving services to the Company Group’s customers in a city where there is no PRC Entity or operational branch of any of the PRC Entities, the Company shall procure that the relevant member of the Company Group shall ensure that (a) the relevant member of the Company Group is permitted to sub-contract the services under the contract with its customers; (b) the Company shall use its best efforts to require that such third party, the drivers assigned by such third party and the vehicles used by the third party for such services shall comply with the requisite licenses and permits under Laws of the PRC to the same extent as the Company, except where the failure to possess such license or permit will not have a Material Adverse Effect on the Company and the Company will report on a regular basis as instructed by the Investor to the Investor the status of any non-compliance with such requirements and the efforts being undertaken to achieve compliance until full compliance is achieved; (c) such third party has provided satisfactory covenants to the relevant member of the Company Group to be in compliance with all Laws of the PRC; and (d) any and all invoices issued by the relevant member of the Company Group shall be supported by valid legal contracts and in compliance with all applicable Laws of the PRC and generally accepted accounting principles.

7.13        Social Security. The Company shall, and shall procure each member of the Company Group to, comply with all of the applicable laws and regulations relating to the social security fund and the housing provident fund.

7.14        Budgets. The Budgets are forecasts prepared by the Company in good faith. No member of the Company Group or any director, officer or employee of any member of the Company Group shall be held liable for any deviations from such Budgets in the absence of fraud or willful misstatements.

7.15        Conduct of Business before Closing. The Founder shall procure that between the date of this Agreement and Closing each member of the Company Group shall carry on its business, as carried on as at the date of this Agreement, in the normal course and shall not do anything which would require the consent or approval of the Investor or a Series D Director under the Amended IRA (assuming the Amended IRA had already been executed).

7.16        Founder’s Other Business. The Founder undertakes not to take part in the management (whether as a director or otherwise) of, or to provide services to, any companies or business other than the Company Group without the prior written consent of the Investor. For the avoidance of doubt, the Founder is permitted to act as non-executive director in no more than three companies at the same time.

7.17        Non-compete.

(i)            The Company agrees that, without the Investor’s consent, it will not open any new office outside the PRC, Hong Kong and Macau conducting car rental business in the place of such new office.

(ii)           Each member of the Company Group agrees that, without the Investor’s consent, it will not (a) become an Associated Person of any vehicle rental or driving service provider that has operations outside the PRC, Hong Kong and Macau (except for the Investor and its Affiliates), (b) take an (direct or indirect) economic or ownership interest in or otherwise Control, have the right to appoint any director or senior officer to the board of directors or management of, provide debt financing or any other financial facilities to, or have any profit-sharing arrangements with any vehicle rental, driving service or car-sharing or similar service provider that has operations outside the PRC, Hong Kong and Macau, (c) provide vehicle rental or driving services outside the PRC, Hong Kong and Macau, (d) grant the license or permit the use of the “eHi” brand outside the PRC, Hong Kong and Macau to any third party other than the Investor or its Affiliates or another member of the Company Group, or (e) enter into any network, partnership, alliance, affiliation or analogous agreements with any vehicle rental company with operations outside the PRC, Hong Kong and Macau (other than the Investor and its Affiliates).

(iii)          The Investor agrees that it will not, and it will cause its Affiliates not to, (a) engage in any vehicle rental or driving services or car-sharing services in the PRC, Hong

Kong or Macau, or become an Associated Person of any vehicle rental, driving service or car-sharing or similar service provider that has operations in the PRC, Hong Kong or Macau, provided that the Investor or any of its Affiliates may engage in any vehicle rental, or driving services in Hong Kong or Macau and/or may become an Associated Person of any vehicle rental or driving service provider that has operations in Hong Kong or Macau after the second anniversary of the Closing Date if no member of the Company Group has any operations in Hong Kong or Macau at the time the Investor or any of its Affiliates engages in such vehicle rental, or driving services in Hong Kong or Macau, or becomes such an Associated Person, and provided further that the prohibition in this clause (a) shall not apply to Taiwan; (b) take an (direct or indirect) economic or ownership interest in or otherwise Control, have the right to appoint any director or senior officer to the board of directors or management of, provide debt financing or any other financial facilities to, or have any profit-sharing arrangements with, any vehicle rental or driving service or car-sharing service or similar provider that has operations in the PRC, Hong Kong or Macau; (c) provide vehicle rental or driving services or car-sharing service or similar in the PRC, Hong Kong or Macau, provided that the Investor or any of its Affiliates may conduct marketing activities in the PRC, Hong Kong or Macau for its car rental services outside the PRC, Hong Kong and Macau; (d) grant a license or permit the use of any of the “Enterprise”, “National” or “Alamo” brands in the PRC, Hong Kong or Macau to any third party other than the Group Companies (other than pursuant to the Existing Enterprise Outbound Referral Agreement for a period not to exceed 90 days after the Closing Date and other than outbound referral, sales and marketing agreements with general sales agents and any other third parties that are not vehicle rental companies, or driving services, car-sharing or similar service providers or the Affiliates or agents thereof), or (e) enter into any network, partnership, alliance, affiliation or analogous agreements with another vehicle rental, driving service or car-sharing or similar service provider with operations in the PRC, Hong Kong or Macau.

(iv)          The foregoing provisions under clauses (i) through (iii) above shall terminate upon the occurrence of either (i) the equity interest held by the Investor in the Company becoming less than 5% of the Company’s then total outstanding share capital on a Fully-Diluted Basis, or (ii) the Investor no longer having any representative, either a director or an observer, on the Board of Directors.

(v)           The Investor undertakes to terminate or cause to be terminated, the Enterprise Outbound Referral Agreement within 90 days after the Closing Date.

8.             Miscellaneous.

8.1          Termination; Survival.

(i)            This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Closing: (i) by mutual written agreement of the Company and the Investor; (ii) by the Investor in the event any of the closing conditions as set forth in Section 5 herein shall have not been satisfied or waived by the Investor on or before the date that is forty-five (45) days after the date hereof; and (iii) by the Company if the Investor does not proceed with Closing by March 31, 2012.

(ii)           The representations and warranties set forth under Schedule D and any covenants and agreements of the Founder and the Company Group members contained in or made pursuant to this Agreement shall survive after the Closing and such representations, warranties, covenants and agreements shall in no way be affected by any due diligence or investigation of the subject matter thereof made by or on behalf of the Investor or any other Party hereto and any facts which are known to the Investor at the time of this Agreement.

(iii)          Subject to Section 8.1(ii) above, if this Agreement is terminated pursuant to Section 8.1(i) above, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of the Company or the Investor (or any of its respective officers, directors, employees, agents or other Representatives or Affiliates) under this Agreement or in connection with the transactions contemplated hereby, except that such termination shall not relieve any breaching party from liability hereunder from breach of any representation or warranty contained herein or any breach of any covenant or agreement contained herein.

8.2          Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Parties hereto, provided that the Investor may assign its rights and obligations to an Affiliate of such Investor without consent of the other Parties under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3          Indemnity.

(i)            Each of the Warrantors hereby agrees to jointly and severally indemnify and hold harmless the Investor, and the Investor’s employees, Affiliates, agents and assigns, from and against any and all Indemnifiable Losses suffered by the Investor, or the Investor’s employees, Affiliates, agents and assigns, as a result of, or based upon or arising from any breach or nonperformance of any of the certificates, representations, warranties, covenants or agreements made or given by the Warrantors in or pursuant to this Agreement or any of the other Transaction Documents.

(ii)           The Company hereby agrees to indemnify and hold harmless the Investor and the Investor’s employees, Affiliates, agents and assigns, from and against any and all Indemnifiable Losses suffered by the Investor or the Investor’s employees, Affiliates, agents and assigns, arising from any claims by any third party (including but not limited to any other shareholder of the Company Group or any other potential investor) as a result of any of the transactions or acts contemplated under any of the Transaction Documents to the broadest extent permitted by applicable law.

(iii)          Each of the Company and the Founder hereby agrees to indemnify and hold harmless the Company and the Investor and the Investor’s employees, Affiliates, agents and assigns, from and against any and all Indemnifiable Losses suffered by the Company and/or the Investor or the Investor’s employees, Affiliates, agents and assigns, arising from:

(a)           any penalties imposed on any member of the Company Group by SAIC or any other relevant government authority for non-compliance with the applicable laws and regulations relating to any capital increase of any member of the Company Group carried out before the Closing;

(b)           any penalties imposed on any member of the Company Group by SAFE or any other relevant government authority for non-compliance with the applicable laws and regulations relating to any remittance of foreign currencies by any member of the Company Group carried out before the Closing;

(c)           failure by the Company Group to obtain all the licenses, permits, registrations and certificates necessary for the Company Group to conduct its business;

(d)           failure by the Company Group to register any of the trademarks used by any member of the Company Group as at the date of this Agreement;

(e)           any outstanding payments to the social security funds and/or to the housing provident fund as at the Closing Date which are requested by the relevant government authority to be repaid by the relevant member of the Company Group, and any penalties imposed on any member of the Company Group by any relevant government authority for non-compliance with any laws and regulations relating to the social security funds and/or the housing provident fund;

(f)            any penalties imposed on any member of the Company Group by any relevant government authority for failing to comply with the statutory minimum wage requirements; and

(g)           any claims brought by any Series A Investor, a Series B Investor or a Series C Investor under any share purchase agreement with the Company or any member of the Company Group.

(iv)          Any Party seeking indemnification with respect to any Indemnifiable Loss (an “Indemnified Party”) shall give written notice to the party or parties required to provide indemnity hereunder (the “Indemnifying Party”).

(v)           If any claim, demand or Liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified

Party in respect of matters embraced by the indemnity under this Section 8.3. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party, provided, however, that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party or is not allowed to control its defense, judgment against the Indemnified Party shall only constitute presumptive evidence against the Indemnifying Party.

(vi)          This Section 8.3 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

(vii)         If a claim for indemnification (an “Initial Claim”) is made in writing against any member of the Company Group or any Warrantor or the Founder (whether under this Section 8.3 or otherwise) by any person that is a Series A Investor, a Series B Investor, a Series C Investor or any other existing Shareholder (any such person a “Claimant”), that person (and the Company, the relevant Warrantor and, as applicable, the Founder) shall promptly give notice of the Initial Claim to the Investor (and no Initial Claim may be pursued against any member of the Company Group, a Warrantor or the Founder unless and until such notice has been properly given by the Claimant). If, following receipt of such notice, a claim for indemnification is made in writing by the Investor against any member of the Company Group, a Warrantor or the Founder on the basis of underlying acts or omissions that are substantially the same as those of the Initial Claim (any such claim by the Investor being a “Series D Claim”), then the Series D Claim and the Initial Claim shall rank on a pari passu basis.

(viii)        Without limiting Section 8.3(vii) above, if a claim for indemnification (a “First Claim”) is made against any member of the Company Group or any Warrantor or the Founder (whether under this Section 8.3 or otherwise) by the Investor (the “Series D Claimant”) and, separately, by any other existing Shareholder (the “Second Claim”) in circumstances where the underlying acts or omissions that are relevant in the First Claim are substantially the same as those of the Second Claim, then the First Claim and the Second Claim shall rank on a pari passu basis.

(ix)          For the purposes of this Section 8.3, the Indemnifiable Losses of an Indemnified Party shall include a quantifiable diminution in the value of any member of the Company Group (to the extent only that such diminution in value has not been made good (x) by the Founder, or (y) by recovery under any claim against a third party) arising out of a matter the subject of the indemnities in Sections 8.3(i), (ii) and/or (iii) (the “Relevant Diminution”), which diminution shall be deemed to be an Indemnifiable Loss of the relevant Indemnified Party of an amount equal to a percentage of the amount of the Relevant Diminution that is equal to the percentage interest of that Indemnified Party in the share capital of the Company (on an as-converted basis).

8.4          Tax and Social Insurance Expenses. Notwithstanding Section 8.3, the Founder shall pay to the relevant member of the Company Group the full amount of any penalties, fines,

costs and expenses, incurred as a result of any failure by any member of the Company Group to pay any Taxes or social insurance contributions owed by it (both as a taxpayer and a withholding agent) prior to the Closing or attributable to its operational period prior to the Closing, provided that, the Founder shall not be obligated to pay any outstanding Taxes or social insurance contributions or any underpayment thereof owed by a member of the Company Group to the relevant government authority

8.5          Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong.

8.6          Dispute Resolution.

(i)            Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after any party has delivered written notice to any other party to the Dispute requesting such consultation.

(ii)           If the Dispute is not resolved within thirty (30) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the “Arbitration Notice”).

(iii)          The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. There shall be one (1) arbitrator who shall be qualified to practice Law in Hong Kong chosen by the Secretary General of the HKIAC.

(iv)          The arbitration proceedings shall be conducted in English. If the HKIAC Administered Arbitration Rules are in conflict with the provisions of this Section 8.6, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.6 shall prevail.

(v)           The arbitrator shall decide any dispute submitted by the parties to the arbitration tribunal strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive Law.

(vi)          Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(vii)         The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the provisions of this Section 8.6.

(a)           In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (1) there are issues of fact and/or law common to the arbitrations, (2) the interests of justice and efficiency would be served by such a consolidation, and (3) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(b)          The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(c)           If the Principal Tribunal makes an order for consolidation, it: (1) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (2) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (3) may also give such directions as it considers appropriate (i) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 8.6); and (ii) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(d)           Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (1) the validity of any acts done or orders made by such arbitrators before termination, (2) such arbitrators’ entitlement to be paid their proper fees and disbursements and (3) the date when any claim or defense was raised for the purpose of applying any limitation period or any like rule or provision.

(e)           The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 8.6 where such objections are based solely on the fact that consolidation of the same has occurred.

(viii)        During the course of the arbitration tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(ix)          The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

8.7          Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 8.7). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, prepaying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

8.8          Fees and Expenses. Each Party hereto shall pay all of its own Taxes, costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

8.9          Finder’s Fee.

(i)            Each of the Warrantors and the Investor represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction, except as disclosed in the Disclosure Schedule.

(ii)           The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees or representatives is responsible. Each Warrantor agrees, jointly and severally, to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Warrantor or any of its officers, employees or representatives is responsible and is not disclosed in the Disclosure Schedule.

8.10        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.11        Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the Founder and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Parties hereto.

8.12        No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.13        Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

8.14        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

8.15        No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

8.16        Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies).

8.17        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

8.18        No Commitment for Additional Financing. The Company acknowledges and agrees that the Investor has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other financial assistance, other than the purchase of the Purchased Securities as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by the Investor or its representatives prior to, on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by the Investor or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any other financing or investment may only be created by a written agreement, signed by the Investor and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other financial assistance.

8.19        Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. For the avoidance of doubt, this Agreement shall be deemed to terminate and supersede the provisions of the Term Sheet and any letter of intent, memorandum of understanding, confidentiality and nondisclosure agreement, or any other agreement executed between the Investor and the Company prior to the date of this Agreement, none of which agreements, including the Term Sheet, shall continue.

8.20        Conflict with Articles. In the event of any conflict between the provisions of this Agreement and the provisions of the Amended Articles, as between the parties to this Agreement the provisions of this Agreement shall prevail. The parties agree to use their best endeavors to take such steps and, without limitation to the generality of the foregoing, to exercise the voting rights in respect of all shares of the Company held by them and to amend the Amended Articles in such manner as the Company is advised by its Cayman Islands counsel will remove any such conflict and give effect to the provisions of this Agreement.

8.21        No Negotiation. During the period from the date hereof until (i) the date that is forty-five (45) days after the date hereof or (ii) the Closing Date (whichever is earlier) (the “No Negotiation Period”), other than discussions with the Investor regarding the transactions contemplated hereby or in connection with a Qualified IPO, none of the Company Group members and the Founder shall, directly or indirectly, through any officer, director, agent or otherwise, make, solicit, initiate or encourage submission of any proposal or offer from any Person (including any of its officers or employees) relating to any acquisition of any equity securities in or material assets of the Company Group (a “Transaction Proposal”). Each member of the Company Group and the Founder shall immediately cease and cause to be terminated all ongoing contacts or negotiations, if any, with respect to any Transaction Proposal. During the No Negotiation Period, each member of the Company Group and the Founder shall promptly notify the Investor if any Transaction Proposal, or any inquiry or contact with any Person with respect thereto, is made and shall promptly provide the Investor with such information regarding such Transaction Proposal, inquiry or contact as the Investor may request.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:	eHI AUTO SERVICES LIMITED

By:
Name:
Capacity:
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

[Signature Page to Share Purchase Agreement

for the Issuance of Series D Preferred Shares in eHi Auto Services Limited]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MEMBERS OF THE COMPANY GROUP:	EHI AUTO SERVICES (HONG KONG) HOLDING LIMITED

By:
Name:
	Capacity:	Director
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

SHUZHI INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

By:
Name:
Capacity:
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

EHI AUTO SERVICES (JIANGSU) CO., LTD.

By:
Name:
Capacity:
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

[Signature Page to Share Purchase Agreement

for the Issuance of Series D Preferred Shares in eHi Auto Services Limited]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MEMBERS OF THE COMPANY GROUP:	EHI AUTO SERVICES (HONG KONG) HOLDING LIMITED

By:
Name:
Capacity:
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

SHUZHI INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

By:
Name:
Capacity:
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

EHI AUTO SERVICES (JIANGSU) CO., LTD.

By:
Name:
Capacity:
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

[Signature Page to Share Purchase Agreement

for the Issuance of Series D Preferred Shares in eHi Auto Services Limited]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MEMBERS OF THE COMPANY GROUP:	SHANGHAI EHI CAR RENTAL CO., LTD

By:
Name:
Capacity:
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

BEIJING EHI CAR RENTAL CO., LTD.

By:
Name:
Capacity:
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

[Signature Page to Share Purchase Agreement

for the Issuance of Series D Preferred Shares in eHi Auto Services Limited]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MEMBERS OF THE COMPANY GROUP:	JINAN EHI CAR RENTAL CO., LTD.

By:
Name:
Capacity:
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

CHONGQING EHI CAR RENTAL CO., LTD.

By:
Name:
Capacity:
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

[Signature Page to Share Purchase Agreement

for the Issuance of Series D Preferred Shares in eHi Auto Services Limited]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MEMBERS OF THE COMPANY GROUP:	HAINAN EHI SELF DRIVE CAR SERVICES CO., LTD.

By:
Name:
Capacity:
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

WUXI EHI CAR RENTAL CO., LTD.

By:
Name:
Capacity:
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121
	Attn:	Ruiping Zhang

GUANGZHOU HAIDA CAR RENTAL CO. LTD.

By:
Name:
Capacity:
	Address:	1005, First Floor,
436 Yanlin Road
Tianhe District, Guangzhou
	Fax:	+86 20 8770 5193
	Attn:	Ruiping Zhang

[Signature Page to Share Purchase Agreement

for the Issuance of Series D Preferred Shares in eHi Auto Services Limited]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MEMBERS OF THE COMPANY GROUP:	SHENYANG SHENHAI CAR RENTAL CO., LTD.

By:
Name:
Capacity:
Address:

Fax:
Attn:

SHENZHEN EHI CAR REPAIR SERVICES CO., LTD.

By:
Name:
Capacity:
Address:

Fax:
Attn:

[Signature Page to Share Purchase Agreement

for the Issuance of Series D Preferred Shares in eHi Auto Services Limited]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MEMBERS OF THE COMPANY GROUP:	SHANGHAI SMART BRAND AUTO DRIVING SERVICES CO., LTD.

By:
Name:
Capacity:
Address:

Fax:
Attn:

BEIJING SMART BRAND SUNSHINE LABOUR SERVICES CO., LTD.

By:
Name:
Capacity:
Address:

Fax:
Attn:

CHONGQING SMART BRAND AUTO DRIVING TECHNIQUE SERVICES CO., LTD.

By:
Name:
Capacity:
Address:

Fax:
Attn:

[Signature Page to Share Purchase Agreement

for the Issuance of Series D Preferred Shares in eHi Auto Services Limited]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

FOUNDER:

By:	/s/ Ruiping Zhang
Name: Ruiping Zhang
ID/PASSPORT Number: 711188529
	Address:	23/F Shengai Building
88 Caoxi Road North
Shanghai 200030
	Fax:	+86 21 5489 1121

[Signature Page to Share Purchase Agreement

for the Issuance of Series D Preferred Shares in eHi Auto Services Limited]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

INVESTOR:	THE CRAWFORD GROUP, INC.

	By:	/s/ William W. Snyder
	Name:	William W. Snyder
	Capacity:	Vice President
	Address:	600 Corporate Park Drive
Saint Louis, MO 63105 U.S.A.
	Fax:	(314) 512-5226

[Signature Page to Share Purchase Agreement

for the Issuance of Series D Preferred Shares in eHi Auto Services Limited]